Exhibit 99.1

India Globalization Capital Inc. (IGC) Receives Noncompliance Warning Letter from the Amex

BETHESDA, Md., November 13 / PRNewswire-FirstCall/ -- India Globalization Capital, Inc. (NYSE Amex: IGC), (NYSE Amex: IGC-WT), a U.S.-based company developing infrastructure in India through its majority-owned subsidiaries, Sricon Infrastructure Private Limited (Sricon) and Techni Bharathi Limited (TBL) reported that it received a warning letter from the staff of NYSE Amex LLC (“NYSE Amex”) indicating that the Company is not in compliance with certain NYSE Amex continued listing standards. In particular, Section 301 of the Amex Company Guide (the “Company Guide”), among other things, prohibits the issuance of additional shares of a listed class of securities until the issuer has applied for and received approval to list such shares on the Exchange. The Company’s common stock is listed on the Exchange under the trading symbol “IGC”.

On November 12, 2009, the Company filed an application with the Exchange for an additional listing of 1,599,000 shares of the Company’s common stock (the “Shares”). The Company is working with Amex to ensure that the Shares are properly listed with the Exchange. The Company will be included in a list of issuers, posted daily on www.nyse.com, that are not in compliance with NYSE Amex continued listing standards. In addition, “.BC” (below compliance) will be appended to the Company’s symbols “IGC,” “IGC-WT” and “IGC-U” on the Consolidated Tape Association’s Consolidated Tape System and Consolidated Quote System’s Low Speed and High Speed tapes until the Company has complied with all applicable listing standards. The indicator will not change the Company’s trading symbol, but will be disseminated whenever the Company’s symbol is transmitted with a quotation or trade. Both the website posting and indicator will remain in effect until the Company has regained compliance with applicable NYSE Amex listing standards.

About IGC

Based in Bethesda, Maryland, IGC operates through two infrastructure companies in India, Sricon Infrastructure Private Limited ("Sricon") and Techni Bharathi, Limited ("TBL").  IGC, through its subsidiaries, has three core businesses: (1) Highway and other heavy construction, (2) Mining & quarrying and (3) Civil construction and engineering of high-temperature plants. Most of IGC's operations are based in India. The Company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi and Bangalore. Copies of IGC's filings with the SEC containing information about IGC, its Indian operations and other relevant documents are available at no charge at the SEC's Internet site (http://www.sec.gov). For more information about IGC, please visit the Company's web site at www.indiaglobalcap.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

John Selvaraj
India Globalization Capital, Inc.
301-983-0998
info@indiaglobalcap.com
http://www.indiaglobalcap.com

Investor Relations:

RedChip Companies, Inc.
Dave Gentry
1-800-733-2447, Ext. 104
info@redchip.com
http://www.redchip.com

Source: India Globalization Capital Inc.